Exhibit 10.3
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the 1st day of May, 2008, between AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance corporation (the “Company”), and  _____  (the “Director”).
1. Award. Pursuant to the AMERICAN NATIONAL INSURANCE COMPANY 1999 STOCK AND INCENTIVE PLAN (as amended, the “Plan”), as of the date of this Agreement and upon execution of this Agreement, [insert number of shares] shares (the “Restricted Shares”) of the Company’s common stock, par value $1.00 per share (“Stock”), shall be issued as hereinafter provided in the Director’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by the Director and upon satisfaction of the conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.
2. Restricted Shares. The Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Director’s status as a director or advisory director of the Company for any reason whatsoever, the Director shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. Upon any such forfeiture of any of the Restricted Shares, the Company will have the Certificate representing such shares registered in the name of the Company. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.” The foregoing notwithstanding, Director may transfer the Restricted Shares to any member (a “Family Member”) of Director’s family (within the meaning of Section 318(a)(1) of the Internal Revenue Code of 1986, as amended), to any trust benefiting one or more Family Members, to any partnership whose partners include one or more Family Members or to a charitable organization. The Forfeiture Restrictions shall be binding upon and enforceable against any such transferee of Restricted Shares.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to 100% of the Restricted Shares on May 1, 2018 provided that Director serves continuously as a director or advisory director of the Company until such date. In addition, if Director retires as a director or advisory director of the Company at or after attaining the age of 65, and the Company consents to such retirement as a retirement for purposes of this Agreement, the Forfeiture Restrictions shall lapse as to the Restricted Shares at the rate of 20% for each year and pro rata for any partial year included in the period of Director’s service as a director or advisory director of the Company from the date of this Agreement through the date of such retirement. The Forfeiture Restrictions shall also lapse as to 100% of the Restricted Shares on (i) the date the Director’s service as a director or advisory director of the Company is terminated by reason of death or (ii) the date the Company determines, in good faith, that, by reason of a physical or mental condition which has existed for thirty days, the Director is no longer able to perform the material duties of a director or advisory director.
(c) Certificates and Transfer Instructions. A certificate evidencing the Restricted Shares shall be issued by the Company in the Director’s name, pursuant to which the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions). The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon the parties’ execution of this Agreement, the Director shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Director is a party) in the name of the Director in exchange for the certificate evidencing the Restricted Shares. At all times while the Restricted Shares are subject to the Forfeiture Restrictions, the Company shall have the right to issue to its Stock transfer agent such stop transfer instructions as it determines are appropriate or necessary to protect its rights under the Plan and this Agreement.
(d) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.
3. Status of Stock. The Director understands that at the time of the execution of this Agreement the Restricted Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities law, and that the Company does not currently intend to effect any such registration. If requested to do so by the Company, the Director will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

The Director agrees that the Restricted Shares are being acquired by the Director for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. The Director also agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.
In addition, the Director agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.
4. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director at his principal place of employment or if sent by registered or certified mail to the Director at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
5. Construction and Administration. The Board of Directors of the Company has the power to construe the Plan and this Agreement and to prescribe such rules and regulations relating thereto as it may deem advisable. The Board of Directors of the Company also has the authority, in the exercise of its sole and exclusive discretion, to correct any defect or supply any omission or reconcile any inconsistency in this Agreement or in the Plan in the manner and to the extent it shall deem appropriate. The determinations and actions of the Board of Directors shall be conclusive.
6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.
7. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

AMERICAN NATIONAL INSURANCE COMPANY

By:

Director